AMERCO

Offer to Exchange

Registered 9.0% Second Lien Senior Secured Notes due 2009

for Any and All Outstanding Unregistered
9.0% Second Lien Senior Secured Notes due 2009

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON                       , 2004, UNLESS EXTENDED. TENDERS OF 9.0% SECOND LIEN SENIOR SECURED NOTES DUE 2009 MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

                    , 2004

To Our Clients:

      Enclosed for your consideration is the Prospectus dated                     , 2004 (the “Prospectus”) and the related Letter of Transmittal and instructions thereto (the “Letter of Transmittal”) in connection with the offer (the “Exchange Offer”) of AMERCO, a Nevada corporation (“the Company”), to exchange $1 principal amount of its registered 9.0% Second Lien Senior Secured Notes due 2009 (the “Exchange Notes”) for each $1 principal amount of its outstanding unregistered 9.0% Second Lien Senior Secured Notes due 2009 (the “Outstanding Notes”).

      Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Prospectus.

      WE ARE THE REGISTERED HOLDER OF OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT. A TENDER OF ANY SUCH OUTSTANDING NOTES CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT.

      Accordingly, we request instructions as to whether you wish us to tender any or all such Outstanding Notes held by us for your account pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Outstanding Notes.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON                     , 2004 (THE “EXPIRATION DATE”), UNLESS EXTENDED. Outstanding Notes tendered pursuant to the Exchange Offer may only be withdrawn under the circumstances described in the Prospectus and the Letter of Transmittal.

      Your attention is directed to the following:

1. The Exchange Offer is for the entire aggregate principal amount of Outstanding Notes.

2. Consummation of the Exchange Offer is conditioned upon the conditions set forth in the Prospectus under the caption “The Exchange Offer — Conditions of the Exchange Offer.”

3. The Exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time on , 2004, unless extended. Tendering holders may withdraw their tender at any time until 5:00 p.m., New York City time, on the Expiration Date.

4. Any transfer taxes incident to the transfer of Outstanding Notes from the tendering holder to the Company will be paid by the Company, except as provided in the Prospectus and the instructions to the Letter of Transmittal.

5. The Exchange Offer is not being made to (nor will the surrender of Outstanding Notes for exchange be accepted from or on behalf of) holders of Outstanding Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.

6. The acceptance for exchange of Outstanding Notes validly tendered and not validly withdrawn and the issuance of Exchange Notes will be made as promptly as practicable after the Expiration Date. However, subject to rules promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company expressly reserves the right to delay acceptance of any of the Outstanding Notes or to terminate the Exchange Offer and not accept for purchase any Outstanding Notes not theretofore accepted if any of the conditions set forth in the Prospectus under the caption “The Exchange Offer — Conditions of the Exchange Offer” shall not have been satisfied or waived by the Company.

7. The Company expressly reserves the right, in its sole discretion, (i) to delay accepting any Outstanding Notes, (ii) to extend the Exchange Offer, (iii) to amend the terms of the Exchange Offer or (iv) to terminate the Exchange Offer. Any delay, extension, amendment or termination will be followed as promptly as practicable by oral or written notice to the Exchange Agent and the Company will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Except as otherwise provided in the Prospectus, withdrawal rights with respect to Outstanding Notes tendered pursuant to the Exchange Offer will not be extended or reinstated as a result of an extension or amendment of the Exchange Offer.

8. Consummation of the Exchange Offer may have adverse consequences to non-tendering Outstanding Note holders, including that the reduced amount of Outstanding Notes as a result of the Exchange Offer may adversely affect the trading market, liquidity and market price of the Outstanding Notes.

      If you wish to have us tender any or all of the Outstanding Notes held by us for your account, please so instruct us by completing, executing and returning to us the instruction form that follows. IF YOU DO NOT INSTRUCT US TO TENDER YOUR OUTSTANDING NOTES, THEY WILL NOT BE TENDERED.

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AMERCO

Instructions Regarding the Exchange

Offer with Respect to the
9.0% Second Lien Senior Secured Notes Due 2009

       THE UNDERSIGNED ACKNOWLEDGE(S) RECEIPT OF YOUR LETTER AND THE ENCLOSED DOCUMENTS REFERRED TO THEREIN RELATING TO THE EXCHANGE OFFER OF THE COMPANY.

      THIS WILL INSTRUCT YOU WHETHER TO TENDER THE PRINCIPAL AMOUNT OF OUTSTANDING NOTES INDICATED BELOW HELD BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED PURSUANT TO THE TERMS OF AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

Box 1 ☐	Please tender the Outstanding Notes held by you for my account, as indicated below.

Box 2 ☐	Please do not tender any Outstanding Notes held by you for my account.

Date: _______________________________________________________________, 2004

Principal Amount of Outstanding Notes to be Tendered:

$	*

(must be in the principal amount of 1 or an integral multiple thereof)

Signature(s)

Please print name(s) here

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

My Account Number with You

*	UNLESS OTHERWISE INDICATED, SIGNATURE(S) HEREON BY BENEFICIAL OWNER(S) SHALL CONSTITUTE AN INSTRUCTION TO THE NOMINEE TO TENDER ALL OUTSTANDING NOTES OF SUCH BENEFICIAL OWNER(S).

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